EXHIBIT 4.5

            ADDENDUM TO THE AGREEMENT TO RECEIVE MANAGEMENT SERVICES

                  MADE AND EXECUTED IN YAVNE ON AUGUST 1, 2005

BETWEEN:             G. WILLI-FOOD INTERNATIONAL LTD.
                     of 3 Nahal Snir St., Yavne Industrial Zone
                     (hereinafter: "THE COMPANY")

                                                                 OF THE ONE PART

AND: ZVI W. & CO., LTD. (CORPORATE NO. 512715970) of 3 Nahal Snir St., Yavne Industrial Zone
                     (hereinafter: "THE MANAGEMENT COMPANY")
                     or any wholly-owned company of Mr. Zvi Williger

                                                               OF THE OTHER PART

WHEREAS Mr. Zvi Williger (hereinafter: "ZVI") serves as chairman of the Board of directors of the Company and as COO of the Company; and

WHEREAS Zvi is a former employee of the Company and according to Zvi's original employment agreement, which was approved on March 28, 1997 by the Board of Directors and, on April 1, 1997 by the general meeting of the Company (which was on that date still a private company), Zvi was entitled to receive from the Company a vehicle and reimbursement of expenses; and

WHEREAS Zvi requested in June 1998 to provide the Company with services, not as an employee, but through the medium of the Management Company and as an independent contractor; and

WHEREAS In 1998, the Audit Committee, the Board of Directors and the general meeting of the Company approved a variation in the terms of Zvi's employment in a manner whereby Zvi would cease being an employee of the Company and start providing management services to the Company through the medium of the Management Company, in consideration for receiving management fees in an amount equal to the costs to the Company of employing Zvi prior to the variation; and

WHEREAS An agreement to receive management services was made on June 1, 1998 between the Company and the Management Company to be in force until May 31, 2006, and which is annexed to this Addendum as SCHEDULE "A" (hereinafter: "THE ORIGINAL MANAGEMENT AGREEMENT") under which the Management Company is entitled to receive management fees in an amount equal to the cost to the Company of employing Zvi prior to the variation mentioned above; and

WHEREAS An error occurred in the Original Management Agreement and the right of Zvi to receive from the Company a vehicle and reimbursement of expenses was omitted from the Agreement, despite the fact that these rights were not taken into account in calculating the cost of the Company of employing Zvi prior to the variation mentioned above and, therefore, they were not included within the definition of the management fees to which the Management Company is entitled pursuant to the Original Management Agreement; and


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WHEREAS              Despite the omission from the original Management
                     Agreement, the Company effectually continued to provide a vehicle for Zvi's use and reimburse him for his expenses; and

WHEREAS The parties are desirous of extending the term of the Original Management Agreement, subject to modifications arising from the present Addendum, as more particularly set out below; and

WHEREAS The parties are desirous of rectifying the error that occurred in the Original Management Agreement, and embed therein the right to use the vehicle and the right to receive a reimbursement of expenses.

     IT IS THEREFORE AGREED, STIPULATED AND DECLARED BETWEEN THE PARTIES AS
     FOLLOWS:

1.   PREAMBLE, SCHEDULES, AND HEADINGS

     1.1 The preamble to this Addendum constitutes an integral part hereof and is binding as equally as any of the terms thereof.

     1.2 The headings to the clauses do not form part thereof and have been inserted for ease of reference only and are not to be applied in interpreting the Agreement.

2.   EXTENSION OF THE ORIGINAL MANAGEMENT AGREEMENT TERM

     Clause 4 of the Original Management Agreement will be replaced by the following provisions:

     "4.1 The term of this Agreement is for an unlimited period, subject as provided in clauses 4.2 and 4.5 hereof (hereinafter: "THE AGREEMENT TERM").

     4.2 The Company and/or the Management Company will be entitled to bring the Agreement to an end at any time, and for any reason whatsoever, before the end of the Agreement Term, by giving prior written notice to the other party, as follows:

          4.2.1 The Company will be entitled to bring the Agreement to an end at any time for any reason whatsoever, by giving prior notice in writing that will be given to the Management company at least 18 months in advance.

          4.2.2 The Management Company will be entitled to bring the Agreement to an end at any time by giving prior notice that will be delivered to the Company at least 180 days in advance.

     4.3 It is hereby agreed that the Company may waive the actual receipt of the management services from the Management Company for the duration of the prior notice period, but this will not serve to derogate from its obligation to continue to pay the Management Company the management fees and the remaining payments and rights due to the Management Company under this Agreement, including, and without limitation from the generality of the foregoing, a bonus, provision of a vehicle and the reimbursement of expenses mentioned in clause 5A hereof until the end of the prior notice term, as stated in clause
          4.2.1 or 4.2.2 above, as appropriate.

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     4.4  It is hereby agreed that in the event of the Management Company being the party that brings the Agreement to an end as stated in clause
          4.2.2 above, the Management Company will then be entitled to receive the management fees for the duration of an acclimatization period of 6 months that will begin after the end of the prior notice period mentioned in clause 4.2.2, notwithstanding that it will not, during such six-month period, provide the Company with any management services.

     4.5 It is hereby agreed that if the Management Company will start providing the management services otherwise than by means of Zvi and/or in the event of the death or permanent and continuous loss of working capacity of Zvi (God forbid), the Company will be entitled to terminate the Agreement forthwith, without any prior notice.

     4.6 It is hereby agreed that if a receiving order or winding-up order issues against the Management Company or a temporary liquidator or temporary receiver is appointed for it or a liquidator or permanent receiver and/or a stay of proceedings order is issued at its petition or at the petition of any third party in a manner which prevents the Management Company from continuing to supply the management services, then Zvi will immediately start to work for the Company in exchange for the salary and social benefits the cost of which to the Company will be identical to the monthly management fees under this Agreement, as of such date, or alternatively, at the exclusive choosing of Zvi, Zvi will begin to supply the Company with management services by means of another company that is wholly-owned and controlled by him, pursuant to the conditions contained in this Agreement."

3.   VEHICLE AND ENTERTAINMENT EXPENSES

     Clause 5A will be added to the original Management Agreement in the following wording:

     "5A.1 The Company will provide for Zvi's use a vehicle that will be used for business and private purposes. The Company will bear all expenses relating to the handling and maintenance of such vehicle. The Company, at the discretion of the Board of Directors, may replace such vehicle from time to time.

     5A.2 Zvi will be entitled to full reimbursement of the expenses paid by him during the course of providing the management services to the Company, including entertainment expenses and reasonable travelling expenses in Israel and abroad, against presentation of receipts. Without derogating from the generality of the foregoing, Zvi will be entitled to full reimbursement of the telephone expenses at home and of the mobile telephone, including calls abroad, that are related to the provision of the management services to the Company."

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4.   GENERAL

     4.1 This Agreement was approved on July 20, 2005 by the general meeting of shareholders of the Company by the majority required according to section 275 of the Companies Law, 1999.

     4.2 All the remaining provisions of the Original Management Agreement will continue to apply without variation. In the event of any inconsistency between the provisions of the Original Management Agreement and those contained in this Addendum, the provisions contained in this Addendum will prevail.

              IN WITNESS WHEREOF THE PARTIES HAVE SET THEIR HANDS:

________________________________                 ______________________________
G. WILLI-FOOD INTERNATIONAL LTD.                      ZVI W. & CO., LTD.

                              PERSONAL UNDERTAKING

G. Willi-Food International Ltd.
3 Nahal Snir St.,
YAVNE

Dear Sir,

I, the undersigned, Zvi Williger, hereby declare that the provisions of the above Addendum like those of the Original Management Agreement are acceptable to me and I confirm that my guarantee for all the undertakings of the Management Company according to the Original Management Agreement will continue to remain in full force and effect also in relation to the above Addendum, and that my undertaking contained in clause 4.5 of the above Addendum is agreed and accepted by me.

                                                            Yours faithfully,

                                                            _____________
                                                            Zvi Williger

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